[CON EDISON LOGO]


FOR IMMEDIATE RELEASE


Con Edison Reports Solid Results for 2002; Increases Dividend for the 29th Consecutive Year


Consolidated Edison, Inc. (NYSE: ED) today (THURSDAY, JANUARY 16, 2003) reported year 2002 net income for common stock of $668.1 million or $3.14 a share, before the cumulative effect of two changes in accounting principles, compared with earnings of $682.2 million or $3.22 a share in 2001.

The company also declared a quarterly dividend of 56 cents a share on its common stock, payable March 15, 2003 to shareholders of record as of February 12, 2003, an annualized increase of 2 cents over the previous annual dividend of $2.22 a share. This represents the company's 29th consecutive annual increase in its dividend to shareholders.

The total effect of the two changes in accounting principles is a non-cash, after-tax charge of $22.1 million, related to previously reported goodwill impairment on certain unregulated generating assets ($20.2 million), and the reversal of mark-to-market gains on certain energy contracts to reflect the rescinding of Emerging Issues Task Force (EITF) Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" ($1.9 million). Including these one-time charges, net income for 2002 was $646.0 million or $3.03 per share.

"Con Edison had another solid year in 2002, despite continued recovery from September 11 and the relatively weak economy. Our electric, gas and steam systems continue to perform reliably as we remain focused on the basics of our business," said Eugene R. McGrath, Chairman and Chief Executive Officer. "We are proud of our company's operational performance as reflected in Con Edison of New York recently being named the "Most Reliable Utility in North America" and "Energy Company of the Year." These awards are a tribute to the dedication and resourcefulness of the thousands of men and women who work for our company. Our financial condition remains strong, with a solid balance sheet, good liquidity and above average debt ratings."

"Our shareholders benefited from an 11.9 percent total return in 2002, which is especially notable in a year of turmoil in the industry and the financial markets," said Joan S. Freilich, Executive Vice President and Chief Financial Officer. "Today's increase in the dividend reflects our confidence in Con Edison's future."

For the fourth quarter of 2002, the company's net income for common stock was $118.3 million or $0.55 a share, compared with $125.1 million or $0.59 a share for the fourth quarter of 2001. Excluding the cumulative effect of a change in accounting principle of $1.9 million after-tax from the early adoption of the rescission of EITF 98-10, fourth quarter 2002 earnings would have been $120.2 million or $0.56 per share, $4.9 million or $0.03 per share lower than the 2001 period.

Electric delivery volumes by Con Edison of New York, after adjusting for variations in weather and billing days in each period, increased by 0.5 percent, while adjusted firm gas and steam delivery volumes decreased 1.5 percent and 1.4 percent, respectively, for 2002 when compared to the prior year.

Earnings for the year 2002 reflect the impact of the mild winter weather in the first quarter of 2002 and the soft economy, offset in part by the hot summer weather and productivity improvements. The company's earnings are generated substantially from its core regulated transmission and distribution business.

Con Edison expects its earnings for the year 2003 to be in the range of $2.90 to $3.05 a share. This forecast reflects the company's expectations for the timing of recovery from the current economic downturn. It also reflects an anticipated decrease of $54 million in after-tax net credits for pensions and other post-retirement benefits in 2003, or $0.25 per share, from 2002 levels. This decrease reflects, among other factors, a decline of 8.6 percent in the market value of Con Edison's pension plan assets for the year 2002, attributable to the overall stock market decline, and a decrease in the assumed future annual return on plan assets from the 2002 assumption of 9.2 percent to 8.8 percent.

At December 31, 2002, the fair value of pension plan assets exceeded the accumulated benefit obligation. Con Edison did not make a cash contribution to its pension plan in 2002 and is not required to do so in 2003.

Capital expenditures for 2003 are budgeted at $1.313 billion, compared with $1.447 billion for 2002.

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports the company has filed with the Securities and Exchange Commission.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy companies, with more than $8 billion in annual revenues and approximately $19 billion in assets. The company provides a wide range of energy-related products and services to its customers through its six subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,350 square mile area in southeastern New York State and adjacent sections of northern New Jersey and northeastern Pennsylvania; Con Edison Solutions, a retail energy services company; Con Edison Energy, a wholesale energy supply company; Con Edison Development, an infrastructure development company; and Con Edison Communications, a telecommunications infrastructure company and service provider.

For additional financial, operations and customer service information, visit the Consolidated Edison, Inc. web site at www.conedison.com.

                            CONSOLIDATED EDISON, INC.
                          CONSOLIDATED INCOME STATEMENT
              FOR THE THREE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                                   (Unaudited)

                                                       2002           2001
                                                       ----           ----
                                                     (Thousands of Dollars)

Operating revenues
  Electric                                          $1,424,026      $1,401,205
  Gas                                                  331,785         292,143
  Steam                                                115,429          77,115
  Non-utility                                          185,788         116,658
         Total operating revenues                  ------------    ------------
                                                     2,057,028       1,887,121
                                                   ------------    ------------

Operating expenses
  Purchased power                                      767,340         645,733
  Fuel                                                  93,987          52,698
  Gas purchased for resale                             170,770         135,970
  Other operations                                     270,000         262,603
  Maintenance                                           89,960          84,377
  Depreciation and amortization                        125,822         121,244
  Taxes, other than income tax                         276,532         260,952
  Income tax                                            46,424          84,712
                                                   ------------    ------------
         Total operating expenses                    1,840,835       1,648,289
                                                   ------------    ------------

Operating income                                       216,193         238,832

Other income (deductions)
  Investment income                                        899           3,169
  Allowance for equity funds used during construction    1,866             494
  Other income                                          30,943          (3,788)
  Other Income deductions                                 (854)        (10,858)
  Income tax                                            (4,091)          9,293
                                                    ------------   ------------
            Total other income (deductions)             28,763          (1,690)
                                                    ------------   ------------

Income before interest charges                         244,956         237,142

Interest on long-term debt                              89,514          98,799
Other interest                                          33,732          12,569
Allowance for borrowed funds used during construction   (1,321)         (2,734)
                                                    ------------   ------------
          Net interest charges                         121,925         108,634
                                                    ------------   ------------
Preferred stock dividend requirements                    2,831           3,398
                                                    ------------   ------------
Net income before cumulative effect of changes
 in accounting principles                              120,200         125,110
Cumulative effect of changes in accounting
 principles (net of income tax of $1.298 million)        1,879             -
                                                   ------------    ------------
Net income for common stock                            118,321         125,110
                                                    ============   ============
Earnings per common share - Basic
Before cumulative effect of changes in
    accounting principles                               $0.56           $0.59
Cumulative effect of changes in
    accounting principles                               $0.01           $ -
After cumulative effect of changes in
    accounting principles                               $0.55           $0.59

Earnings per common share - Diluted
Before cumulative effect of changes in
    accounting principles                               $0.56           $0.59
Cumulative effect of changes in
    accounting principles                               $0.01           $ -
After cumulative effect of changes in
    accounting principles                               $0.55           $0.59



Average number of shares outstanding - Basic       213,673,583     212,231,107
Average number of shares outstanding - Diluted     214,754,694     213,145,137


Consolidated Edison, Inc. utility sales
Electric (thousands of kilowatthours)
  Total energy delivered in service areas           14,396,365      13,840,626
  Off-system and ESCO sales                                  0         103,837
Gas (dekatherms)
      Firm sales and transportation                 32,084,814      25,144,117
      Off-system sales                                 412,786       3,851,909
Steam (thousands of pounds)                          6,301,118       4,291,536

                            CONSOLIDATED EDISON, INC.
                          CONSOLIDATED INCOME STATEMENT
             FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001
                                   (Unaudited)

                                                       2002           2001
                                                       ----           ----
                                                     (Thousands of Dollars)

Operating revenues
  Electric                                           6,250,896       6,887,863
  Gas                                                1,204,033       1,465,956
  Steam                                                404,044         503,736
  Non-utility                                          622,887         531,244
                                                    -----------    ------------
         Total operating revenues                    8,481,860       9,388,799
                                                    -----------    ------------

Operating expenses
  Purchased power                                    3,180,394       3,385,295
  Fuel                                                 288,741         393,831
  Gas purchased for resale                             596,606         859,961
  Other operations                                     961,865       1,062,186
  Maintenance                                          387,287         430,291
  Depreciation and amortization                        494,553         526,121
  Taxes, other than income tax                       1,114,180       1,139,004
  Income tax                                           398,097         464,552
                                                    -----------    ------------
         Total operating expenses                    7,421,723       8,261,241
                                                    -----------    ------------


Operating income                                     1,060,137       1,127,558

Other income (deductions)
  Investment income                                      2,447           7,702
  Allowance for equity funds used during construction    9,969           1,281
  Other income                                          48,010          (2,389)
  Other income deductions                              (20,106)        (29,358)
  Income tax                                            21,680          21,921
                                                    -----------    ------------
         Total other income (deductions)                62,000            (843)
                                                    -----------    ------------

Income before interest charges                       1,122,137       1,126,715

Interest on long-term debt                             385,323         396,948
Other interest                                          60,984          41,823
Allowance for borrowed funds used during construction   (4,725)         (7,891)
                                                    -----------    ------------
         Net interest charges                          441,582         430,880
                                                    -----------    ------------
Preferred stock dividend requirements                   12,458          13,593
Net Income before cumulative effect of changes in    -----------   ------------
  accounting principles                                668,097         682,242
Cumulative effect of changes in accounting
  principles (net of incometax of $15.259 million)      22,061            -
                                                     -----------   ------------
Net income for common stock                            646,036         682,242
                                                     ===========   ============

Earnings per common share - Basic
Before cumulative effect of changes in
  accounting principles                                  $3.14           $3.22
Cumulative effect of changes in
  accounting principles                                  $0.11           $  -
After cumulative effect of changes in
  accounting principles                                  $3.03           $3.22

Earnings per common share - Diluted
Before cumulative effect of changes in
  accounting principles                                  $3.13           $3.21
Cumulative effect of changes in
  accounting principles                                  $0.11           $  -
After cumulative effect of changes in
  accounting principles                                  $3.02           $3.21


Average number of shares outstanding - Basic       212,989,784     212,146,750
Average number of shares outstanding - Diluted     214,049,653     212,919,524


Consolidated Edison, Inc. utility sales
Electric (thousands of kilowatthours)
     Total energy delivered in service areas        59,457,048      58,277,115
     Off-system and ESCO sales                          17,557         496,925
Gas (dekatherms)
      Firm sales and transportation                112,406,267     116,103,410
      Off-system sales                              11,238,853       8,733,351
Steam (thousands of pounds)                         24,519,476      25,327,694